Verde Resources to appoint Jack Wong as new President and CEO

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Verde Resources Inc. →
Sep 13, 2022, 06:00 ET

ST. LOUIS, Sept. 13, 2022 /PRNewswire/ -- **Verde Resources Inc. (OTCQB: VRDR)** Verde Resources, Inc (Verde) has appointed Jack Wong as its new President and CEO *(left in pic)*, effective Oct 1st 2022.

"Jack's appointment serves as a 'catalyst' to realize our aspirations of 'Going Green and Beyond', and the board of directors believes he has what it takes – the energy, passion and leadership, to lead Verde to greater heights," said outgoing President Balakrishnan Muthu *(right in pic)*, who has decided to step down.

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Verde's new President and CEO Jack Wong (left) and outgoing President Balakrishnan Muthu.

Wong, 39, who was born and raised in Borneo before graduating with a bachelor's degree in Business Administration from Wichita State University, will oversee all of Verde's subsidiaries and operations in the United States and Asia Pacific. He said he was 'honored and humbled' to be assuming his new position and pledged for the continued pursuit of excellence in Verde's core businesses and delivering value for shareholders.

"Under the leadership of President Balakrishnan, Verde has over the past year made great strides in transitioning itself from mining to a global renewable energy player," said Wong, adding that Verde is now "in the next phase of accelerating the integration of SDGs (Sustainable Development Goals) into its core business management, and delivering positive impact in the ESG realm by generating and supplying verified Carbon Removal Credits."

Earlier this year, Verde acquired a 24.3-acre facility in Missouri via a lease-to-purchase agreement to establish a flagship Biofraction Pyrolysis facility, which would develop products and programs meant for decarbonization and regenerative agriculture.

Prior to this development, Wong has been serving as the CEO of The Wision Project, a subsidiary which was acquired by Verde in March 2022. His division has been instrumental in Verde's transition to the Carbon and CBD realm.

Wong also previously worked with Fun Characters International Pte.Ltd. (FCI), which was then the master licensee for Disney Consumer Products, Inc. in the ASEAN countries of Singapore, Malaysia, Indonesia, and Thailand. The company he represented then was granted third party rights to reproduce and use certain Disney characters, Disney materials, and Disney trademarks in connection with manufacturing, distribution, and sale of Disney consumer products in the region.

He then went on to build and run a seaside dive resort – Scuba Tiger, which is located 45 minutes away from one of the world's best dive spots – Sipadan island, in Sabah, Borneo, where he hosted scuba divers from all over the world, until the pandemic hit.

"While scuba diving with my guests over the years, I have seen up close and personal the devastating impacts of global warming have done to our marine and coastal ecosystems, and I felt partly responsible and helpless at the same time, as it takes beyond one individual,

one company, or even one nation, to tackle it," said Wong. "Little did I know what I was doing in the past was a precursor to something greater, because if we can get our soils right, we can fix a lot of issues."

Healthy soils lead to healthy crops, which lead to healthy animals, healthy food, healthy water, healthy humans, and a fine healthy climate. The additional benefits when soils are improved include revenue through Carbon Removal Credits, reversing the catastrophic effects of global warming, while supporting food security and the secular economy.

Verde understands the importance of converting bio-waste into regenerative solutions as part of a progressive approach towards achieving Net Zero by 2050.

"I'm very determined to lead Verde and galvanize more stakeholders worldwide to turbocharge that initiative and help turn that vision into reality," added Wong.

For more information, visit www.verderesources.com

SOURCE Verde Resources Inc.